UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Build-A-Bear Workshop, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Build-A-Bear Workshop, Inc.

415 South 18th Street

St. Louis, Missouri 63103

April 29, 2022

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Build-A-Bear Workshop, Inc. to be held at our World Bearquarters, 415 South 18th Street, St. Louis, MO 63103 on Thursday, June 9, 2022, at 10:00 a.m. Central Time.

At the meeting, you will be asked to elect two Directors; ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our current fiscal year; approve, by non-binding vote, executive compensation; and transact such other business as may properly come before the meeting.

We have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need while conserving natural resources and lowering the cost of delivery. On or about April 29, 2022, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2022 Annual Meeting of Stockholders and fiscal 2021 Annual Report on Form 10-K. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The formal Notice of Annual Meeting of Stockholders and proxy statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting. Your vote is important. I urge you to vote as soon as possible, whether or not you plan to attend the Annual Meeting. You may vote via the Internet, as well as by telephone or by mailing the proxy card. Please review the instructions with the Notice or proxy card regarding each of these voting options.

While we intend to hold our Annual Meeting of Stockholders in person as scheduled, we are sensitive to public health concerns and recommendations that public health officials have issued in light of the evolving coronavirus (COVID-19) situation. We are actively monitoring this situation and the protocols that federal, state and local governments may impose. If it is not possible or advisable to hold our Annual Meeting of Stockholders in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If the Annual Meeting of Stockholders is held remotely, stockholders will have the same opportunity to participate in the meeting as they would at an in-person meeting. Please monitor Build-A-Bear Workshop’s press releases, which are posted on our website (www.buildabear.com), and Build-A-Bear Workshop’s SEC filings for updated information.

On behalf of management and our Board of Directors, thank you for your continued support of, and interest in, Build-A-Bear Workshop.

Sincerely,

Sharon John
President and Chief Executive Officer

Build-A-Bear Workshop, Inc.

415 South 18th Street

St. Louis, Missouri 63103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 9, 2022

The 2022 Annual Meeting of Stockholders of BUILD-A-BEAR WORKSHOP, INC., a Delaware corporation (the “Company”), will be held at our World Bearquarters, 415 South 18th Street, St. Louis, MO 63103, on Thursday, June 9, 2022, at 10:00 a.m. Central Time, to consider and act upon the following matters:

1. to elect two Directors;

2. to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2022;

3. to approve, by non-binding vote, executive compensation; and

4. to transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on April 13, 2022 are entitled to notice of and to vote at the Annual Meeting. As a stockholder of record, you are cordially invited to attend the meeting. Most stockholders have a choice of voting on the Internet, by telephone or by mail. Please refer to your Notice, proxy card or other voting instructions included with these proxy materials for information on the voting method(s) available to you. If you vote by Internet or telephone, you do not need to return your proxy card. If your shares are held in the name of a brokerage firm, bank or other nominee of record, follow the voting instructions you receive from such holder of record to vote your shares. We encourage you to vote via the Internet, as this is the most cost-effective method. Returning the proxy card, voting electronically, or voting telephonically will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Eric Fencl
Chief Administrative Officer, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2022

Build-A-Bear Workshop, Inc.’s Proxy Statement for the 2022 Annual Meeting of Stockholders and

Annual Report on Form 10-K for the fiscal year ended January 29, 2022 are available at

www.edocumentview.com/bbw

You may also obtain these materials free of charge through our website at www.buildabear.com.

BUILD-A-BEAR WORKSHOP, INC.

415 South 18th Street

St. Louis, Missouri 63103

2022 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Build-A-Bear Workshop, Inc., a Delaware corporation (the “Company” or “Build-A-Bear Workshop”), to be voted at the 2022 Annual Meeting of Stockholders of the Company and any adjournment or postponement of the meeting. The meeting will be held at our World Bearquarters, 415 South 18th Street, St. Louis, MO 63103, on Thursday, June 9, 2022, at 10:00 a.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and in this proxy statement. For your reference, directions to our Annual Meeting site are provided at Appendix B to this proxy statement.

ABOUT THE MEETING

Why Did I Receive This Proxy Statement?

Because you were a stockholder of the Company as of April 13, 2022 (the “Record Date”) and are entitled to vote at the Annual Meeting, the Board of Directors is soliciting your proxy to vote at the meeting.

This proxy statement summarizes the information you need to know to vote at the meeting. This proxy statement and form of proxy were first mailed or made available to stockholders on or about April 29, 2022.

What Am I Voting On?

You are voting on three items:

(a)	the election of two Directors;
(b)	the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2022; and
(c)	the approval, by non-binding vote, of executive compensation.

How Do I Vote?

Stockholders of Record: If you are a stockholder of record, there are four ways to vote:

(a)	by toll-free telephone at 1-800-652-8683;
(b)	by Internet at www.investorvote.com/BBW;
(c)	by completing and returning your proxy card in the postage-paid envelope provided; or
(d)	by written ballot at the meeting.

Street Name Holders: Shares which are held in a brokerage account in the name of the broker are said to be held in “street name.” If your shares are held in street name you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or Internet. Check your proxy card for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

Please note that brokers may no longer use discretionary authority to vote shares on the election of Directors or executive compensation matters if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.

Regardless of how your shares are registered, if you complete and properly sign the accompanying proxy card and return it to the address indicated, it will be voted as you direct.

What is the Deadline for Voting via Internet or Telephone?

Internet and telephone voting for stockholders of record is available through 11:59 p.m. Eastern Time on Wednesday, June 8, 2022 (the day before the Annual Meeting).

What Are the Voting Recommendations of the Board of Directors?

The Board recommends the following votes:

(a)	FOR the election of both of the Director nominees;
(b)	FOR ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal 2022; and
(c)	FOR the non-binding approval of executive compensation.

Unless you give contrary instructions on your proxy card, the persons named as proxy holders will vote your shares in accordance with the recommendations of the Board of Directors.

Will Any Other Matters Be Voted On?

We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to Sharon John, Voin Todorovic and Eric Fencl to vote on such matters in their discretion.

Who Is Entitled to Vote at the Meeting?

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How Many Votes Do I Have?

You will have one vote for every share of Build-A-Bear Workshop common stock you owned on the Record Date.

How Many Votes Can Be Cast by All Stockholders?

15,800,801, consisting of one vote for each share of Build-A-Bear Workshop common stock outstanding on the Record Date. There is no cumulative voting.

How Many Votes Must Be Present to Hold the Meeting?

The holders of a majority of the aggregate voting power of Build-A-Bear Workshop common stock outstanding on the Record Date, or 7,900,401 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting.

If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

What Vote Is Required to Approve Each Proposal?

In the election of Directors (Proposal 1), the affirmative vote of the majority of votes cast in person or by proxy with respect to a Director nominee’s election will be required for approval of each Director who is up for election, meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee. If any nominee for Director receives a greater number of votes “against” his or her election than votes “for” such election, our Director Resignation Policy requires that such person must promptly tender his or her resignation to the Board following certification of the vote. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of nominees.

For the proposals to (i) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2022 (Proposal 2), and (ii) approve, by non-binding vote, executive compensation (Proposal 3), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval, meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved. Abstentions will have the same effect as a vote “against” these proposals, and broker non-votes will have no effect on the vote for these proposals.

Please vote your proxy so your vote can be counted. This is particularly important since brokers may not use discretionary authority to vote shares in the election of Directors or executive compensation matters if they have not received instructions from their clients. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to the matter and will therefore have no effect on the outcome of that matter.

Can I Change My Vote?

Yes. To change your vote, send in a new proxy card with a later date, cast a new vote by telephone or Internet, or send a written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at the address on the cover of this proxy statement. Also, if you attend the meeting and wish to vote in person, you may request that your previously submitted proxy not be used.

How Can I Access the Company’s Proxy Materials and Annual Report Electronically Online?

This proxy statement and the 2021 Annual Report on Form 10-K are available at www.edocumentview.com/bbw.

Who Can Attend the Annual Meeting?

Any Build-A-Bear Workshop stockholder as of the Record Date may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.

If you return a proxy card without indicating your vote, your shares will be voted as follows: (i) FOR the two nominees for Director named in this proxy statement (Proposal 1); (ii) FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal 2022 (Proposal 2); (iii) FOR approval, by non-binding resolution, of executive compensation (Proposal 3); and (iv) in accordance with the recommendation of management on any other matter that may properly be brought before the meeting and any adjournment of the meeting.

Proof of ownership of Build-A-Bear Workshop stock, as well as a valid form of personal identification (with picture), must be presented in order to attend the Annual Meeting.

What is “Householding” of Proxy Materials?

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. The Company will deliver, promptly upon request, a separate copy of the proxy statement to any stockholder who is subject to householding. You can request a separate proxy statement by writing to the Company at Build-A-Bear Workshop, Inc., Attention: Corporate Secretary, 415 South 18th Street, St. Louis, MO 63103 or by calling the Company at (314) 423-8000. Once you have received notice from your broker or the Company that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company as noted above.

Who Pays for the Solicitation of Proxies?

The Company will bear the cost of the solicitation of proxies for the meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy materials to beneficial owners and their reasonable expenses therefor will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone, facsimile or other means by the Company’s officers, Directors and employees, without special compensation for such activities.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of the printed Proxy Statement and 2021 Annual Report on Form 10-K?

As permitted by SEC rules, we are making our proxy materials available to stockholders electronically via the Internet at www.edocumentview.com/bbw and on our Investor Relations website at https://ir.buildabear.com. On or about April 29, 2022, we will begin mailing the Notice of Internet Availability of Proxy Materials to our stockholders containing information on how to access our proxy materials online or request a printed copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials, then you will not receive a printed copy of our proxy materials unless you request a printed copy by following the instructions contained in such notice. Adopting this “notice and access” process allows us to reduce the overall costs, as well as the environmental impact, of printing and mailing our proxy materials and it could potentially decrease the possibility of delayed delivery of materials as a result of the COVID-19 pandemic.

VOTING SECURITIES

On the Record Date, there were 15,800,801 outstanding shares of the Company’s common stock (referred to herein as “shares”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of the Company’s shares as of April 13, 2022 (unless otherwise noted) by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares, (ii) each Director and Director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”), and (iv) all executive officers and Directors of the Company as a group. The table includes shares that may be acquired within 60 days of April 13, 2022 upon the exercise of stock options by employees or outside Directors and shares of restricted stock. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and dispositive power over the shares that each of them beneficially owns. Except as indicated below, the address of each person or entity listed is c/o Build-A-Bear Workshop, Inc., 415 South 18th Street, St. Louis, MO 63103. For the beneficial ownership of the stockholders owning 5% or more of the shares, the Company relied on publicly available filings and representations of the stockholders.

Name of Beneficial Owner	Amount and Nature of Shares of Common Stock Beneficially Owned(14)(15)	Percentage of Class
J. Carlo Cannell(1)	1,671,144	10.6%
Kanen Wealth Management LLC(2)	1,092,236	6.9%
Dimensional Fund Advisors LP(3)	992,956	6.3%
Sharon John(4)	803,328	5.0%
Jennifer Kretchmar(5)	176,664	1.1%
J. Christopher Hurt (6)	166,679	1.1%
Maxine Clark(7)	112,244	*
Craig Leavitt (8)	65,631	*
Robert Dixon (9)	46,720	*
George Carrara (10)	31,047	*
Narayan Iyengar (11)	2,743	*
Lesli Rotenberg (12)	2,743	*
All Directors and executive officers as a group (11 persons)(13)	1,910,681	11.9%

*	Less than 1.0%.

(1)

Represents 1,671,144 shares held by Tonga Partners, LP, Tristan Partners, LP, and Tristan Offshore Fund, Ltd., and sundry separately-managed accounts advised by Cannell Capital LLC. Mr. J. Carlo Cannell is the sole managing member of Cannell Capital LLC and reports sole voting and dispositive power with respect to the shares. The principal address of the reporting persons is 245 Meriwether Circle, Alta, Wyoming 83414. All of the foregoing ownership information is based solely on a Form 4 filed on April 8, 2022.

(2)

Represents 1,092,236 shares held by Kanen Wealth Management LLC (“KWM”) for which KWM reports sole voting and dispositive power. The principal address of KWM is 5850 Coral Ridge Drive, Suite 309, Coral Springs, Florida 33076. All of the foregoing ownership information is based solely on a Schedule 13F filed by KWM on February 15, 2022.

(3)

Represents 992,956 shares held by funds to which Dimensional Fund Advisors LP (“Dimensional”) serves as investment advisor. Dimensional has sole dispositive power over the shares reported and sole voting power over 961,305 shares. The principal address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746. All information regarding ownership by Dimensional is based solely on a Schedule 13G/A filed by Dimensional on February 8, 2022. Dimensional disclaims beneficial ownership of any such shares.

(4)	Represents 354,524 shares of common stock, 276,895 restricted shares, and vested options to purchase 171,909 shares with exercise prices ranging from $8.60 to $20.80.
(5)	Represents 99,430 shares of common stock, 71,408 restricted shares, and vested options to purchase 5,826 shares with an exercise price of $20.80.
(6)	Represents 66,978 shares of common stock, 71,408 restricted shares, and vested options to purchase 28,293 shares with exercise prices ranging from $8.85 to $20.47.
(7)

Represents 13,989 shares of common stock and 4,624 restricted shares owned directly by Ms. Clark, and 93,631 shares held by Smart Stuff, Inc. Ms. Clark controls the voting and/or dispositive power for the shares held by Smart Stuff, Inc. as its president and sole stockholder. Smart Stuff, Inc. was issued membership interests in the predecessor entity to the Company in 1997 in conjunction with the original founding of the business by Ms. Clark.

(8)	Represents 60,140 shares of common stock and 5,491 restricted shares.
(9)	Represents 42,096 shares of common stock and 4,624 restricted shares.
(10)	Represents 26,423 shares of common stock and 4,624 restricted shares.
(11)	Represents 2,743 restricted shares.
(12)	Represents 2,743 restricted shares.
(13)	Includes 579,668 shares of restricted stock and vested options to purchase a total of 284,516 shares of common stock held by all Directors and executive officers in the aggregate.
(14)	No Director, Named Executive Officer or other executive officer beneficially owns shares that are pledged as security.
(15)	Share numbers include restricted stock granted to executive officers, including Named Executive Officers, on April 12, 2022 at a closing price of $18.03 per share.

PROPOSAL NO. 1. ELECTION OF DIRECTORS

The Company's Board of Directors presently has seven members, divided into three classes which as nearly as possible are equal in number. The classes have staggered three-year terms. As a result, only one class of Directors is elected at each Annual Meeting of our stockholders. Robert L. Dixon, Jr. and Craig Leavitt are Class III Directors and their terms will expire at the 2022 Annual Meeting. Maxine Clark, Narayan Iyengar and Lesli Rotenberg are Class I Directors and their terms will expire at the 2023 Annual Meeting. George Carrara and Sharon John are Class II Directors and their terms will expire at the 2024 Annual Meeting. Currently, all of our Directors hold office until the Annual Meeting of stockholders at which their terms expire or until their successors are duly elected and qualified.

Under our Corporate Governance Guidelines, a Director may not stand for election or re-election after reaching the age of 73.

The Nominating and Corporate Governance Committee nominated the Class III Directors, Messrs. Dixon and Leavitt, to be re-elected to serve until the 2025 Annual Meeting of stockholders or until their successors are duly elected and qualified. Messrs. Dixon and Leavitt have served on our Board of Directors since 2018.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAMED NOMINEES

Proxies cannot be voted for a greater number of persons than the number of nominees named herein. Unless otherwise specified, all proxies will be voted in favor of the two nominees listed herein for election as Directors.

The Board has no reason to expect that any of the nominees will be unable to stand for election on the date of the meeting or for good cause will not serve. If a vacancy occurs among the original nominees prior to the meeting, the proxies will be voted for a substitute nominee named by the Board of Directors and for the remaining nominees. Directors are elected by the affirmative vote of the majority of votes cast in person or by proxy with respect to a Director nominee’s election, provided, however, that, in accordance with the Company’s amended and restated bylaws, if the number of nominees exceeds the number of Directors to be elected at the meeting, then Directors shall be elected by the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting.

DIRECTORS

Set forth below are the names, ages, positions and brief accounts of the business experience for each of our Directors as of April 13, 2022. The biographies of each of the nominees and continuing Directors below contains information each Director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a Director or has served as a Director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a Director, we also believe that all of our Director nominees and continuing Directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Class III Directors — Terms Expiring in 2022 and Standing for Re-Election

Robert L. Dixon, Jr., 66, was appointed to our Board of Directors on February 12, 2018.  Mr. Dixon has been the owner of The RD Factor, Inc., a digital and information technology consulting business, since December 2016. Mr. Dixon served as Global Chief Information Officer and Senior Vice President of PepsiCo, Inc. (“PepsiCo”), a publicly traded global food and beverage company, from November 2007 until April 2016 and as Senior Vice President until December 2016. Prior to joining PepsiCo, Mr. Dixon held various positions with The Procter & Gamble Company, a publicly traded consumer household products company, since 1977, including Vice President of Global Business Services from 2005 until 2007. Mr. Dixon serves on the Board of Directors of Anthem, Inc., a publicly traded health benefits company, and Okta, Inc., a publicly traded software services company. He also serves on the Georgia Institute of Technology Board of Trustees, College of Computing Advisory Board, and the President’s Advisory Board. He previously served on the CIO Advisory Board for International Business Machines Corporation. Mr. Dixon holds a Bachelor of Science Degree in Electrical Engineering from The Georgia Institute of Technology. He and his wife reside in Atlanta, Georgia.

Having served as Global Chief Information Officer of a large public company and through his service on the CIO Advisory Board for another large public company, Mr. Dixon has extensive technology experience, including in the area of cybersecurity. He also has significant marketing experiences through his senior positions at two large public companies, both of which have global retail consumer product focus. As a member of the Board of Directors of other publicly traded and private companies, he has gained highly relevant corporate governance experience.

Craig Leavitt, 61, was appointed to the Board of Directors on January 4, 2018 and serves as our Non-Executive Chairman.  He served as Chief Executive Officer and Director of Kate Spade & Company, a formerly publicly traded operator of global, multichannel lifestyle brands (“Kate Spade”), from February 2014 until August 2017 when the company was sold to Coach, Inc.  From October 2010 until February 2014, he was Chief Executive Officer of Kate Spade New York, a division of Fifth & Pacific Companies, Inc.  Mr. Leavitt also served as Co-President and Chief Operating Officer of Kate Spade, LLC from April 2008 through October 2010. Prior to joining Kate Spade, LLC, Mr. Leavitt was President of Global Retail at Link Theory Holdings, where he had total responsibility for merchandising, operations, planning, allocation and real estate for the Theory and Helmut Lang retail businesses. Previously, Mr. Leavitt spent several years at Diesel, S.p.A., an Italian retail clothing company, having most recently served as Executive Vice President of Sales and Retail. Mr. Leavitt also spent 16 years at Polo Ralph Lauren, where he held positions of increasing responsibility, the last being Executive Vice President of Retail Concepts. Since leaving Kate Spade, Mr. Leavitt devotes his time to service on Boards of Directors. Mr. Leavitt serves on the Board of Directors of Gildan Activewear, Inc., a publicly traded manufacturer of apparel; Crate & Barrel Holdings, Inc., a company that owns and operates housewares, furniture and home accessories stores in North America and through franchisees internationally; HDS Global, a grocery and general merchandise e-commerce delivery service; and NEST Fragrances, LLC, a distributor of home scents, eau de parfums, and fragranced body care products. He also serves on the Board of Directors of The Roundabout Theater Company, one of the largest nonprofit theatre companies in the United States. Mr. Leavitt holds a Bachelor of Arts from Franklin & Marshall College. Mr. Leavitt resides in New York.

During his career in the retail industry, Mr. Leavitt has gained extensive experience in the areas of strategic planning, product development and innovation, marketing, store operations, and real estate. His background, including his service as Chief Executive Officer and Director of a publicly traded company, allows him to provide to our Board of Directors insights and perspectives regarding strategic planning, leadership, stockholder relations, business operations, brand management, marketing, and business development.

Class I Directors — Terms Expiring in 2023

Maxine Clark, 73, founded the Company in 1997 and served as our Chief Executive Bear until June 2013. She was our President from our inception in 1997 to April 2004 and served as Chairman of our Board of Directors from April 2000 until November 2011. She currently serves as Chief Executive Officer of the Clark-Fox Family Foundation. Prior to founding Build-A-Bear Workshop, Ms. Clark was the President of Payless ShoeSource, Inc. (“Payless”) from 1992 until 1996. Before joining Payless, Ms. Clark spent over 19 years in various divisions of The May Department Stores Company in areas including merchandise development, merchandise planning, merchandise research, marketing and product development. Until recently, Ms. Clark served on the Board of Directors of Foot Locker, Inc., a publicly traded retail company, and she formerly served on the Board of Directors of J. C. Penney Company, Inc., during a time when it was a publicly traded apparel and home retail company. She formerly served on the Board of Directors of The Gymboree Corporation, a formerly publicly reporting retail company, and she currently serves on the Board of Advisors of Lewis & Clark Ventures, a St. Louis-based private equity firm. Ms. Clark is a member of the Board of Trustees and the Executive Committee of Washington University in St. Louis, serves on the national Board of Directors of the Public Broadcasting Service (PBS), and serves on the Boards of Directors of Barnes-Jewish Hospital in St. Louis and the Goldfarb School of Nursing at Barnes-Jewish College, and she is an Emeritus Director of the St. Louis Regional Educational and Public Television Commission (KETC/Channel 9 Public Television). She is also a Managing Partner of Prosper Women’s Capital, a fund created to invest in women-owned businesses in the St. Louis area. Ms. Clark is Past Chair of Teach for America-St. Louis and a past member of its national Board of Trustees. She is a past trustee of the International Council of Shopping Centers and a member of the Committee of 200, an organization for women entrepreneurs around the world. Ms. Clark has a bachelor’s degree from the University of Georgia, an Honorary Doctor of Laws from Saint Louis University and an Honorary Doctor of Humane Letters—Education from the University of Missouri, St. Louis.

Ms. Clark has extensive leadership and executive experience in the retail industry, which includes founding and leading Build-A-Bear Workshop. She has more than 45 years of experience in the areas of marketing, merchandising, store operations, digital technology, entertainment, strategic planning, and real estate. With this experience, along with her service on the Boards of Directors of other publicly traded retail companies, she brings to the Build-A-Bear Workshop Board of Directors highly relevant and valuable insights and perspectives on all aspects of the Company’s retail and entertainment business.

Narayan Iyengar, 47, was appointed to our Board of Directors on November 30, 2021. Since April 2022, Mr. Iyengar has served as the Executive Vice President and Chief Operating Officer of DISH Network Corporation, a publicly traded provider of television entertainment and technology through satellite and streaming services, where he oversees key business operations including customer experience, in-home services, billing and credit, and manufacturing and distribution. His areas of focus include digital transformation, omnichannel customer journeys and accelerating strategic initiatives. Earlier in his career, he served as the Senior Vice President, Digital and E-Commerce of Albertsons Companies, a leading food and drug retailer, from 2017 to 2020, where he led the digital transformation and launched various e-commerce and omnichannel offerings, expanded the loyalty program and enhanced the digital experience. Prior to that, from 2013 to 2017, he served as Vice President, E‑Commerce and Digital Analytics of The Walt Disney Company, a multinational entertainment, and media conglomerate, where he led the growth of e-commerce channel for Walt Disney’s theme parks, resorts, cruise lines and guided family adventures. From 2005 to 2013, Mr. Iyengar was a consultant at McKinsey & Company, a global management consulting firm, and served global clients on topics related to business technology and digital transformation. Mr. Iyengar has also served as on the board, as an advisor and interim executive at a number of venture-backed firms. He holds a Master of Business Administration, Management from Columbia University Business School and a Bachelor’s Degree in Electronics & Communication Engineering from University of Mysore, India.

Mr. Iyengar has extensive operational and e-commerce experience and he has helped numerous companies in a variety of industries formulate and implement innovative the digital transformation strategies.  Mr. Iyengar brings to the Build-A-Bear Workshop Board of Directors valuable and relevant insights regarding digital, sales, marketing and other strategic and operational matters.

Lesli Rotenberg, 60, was appointed to our Board of Directors on November 30, 2021. Ms. Rotenberg is the former Chief Programming Executive & General Manager, Children’s Media & Education of the Public Broadcasting Service (PBS), an American public media organization and distributor of television and digital content, serving in that role from February 2016 to June 2021. She was responsible for the strategic direction of an innovative, dynamic media service to meet the needs of America’s children, parents, and teachers. While at PBS, she also served as General Manager, Children’s Programming from 2005 to 2016 and as Senior Vice President, Marketing & Communications from 2000 to 2016. Prior to that, Ms. Rotenberg served for ten years at Discovery Communications, Inc. in a variety of senior level management positions with strategic responsibilities for positioning The Discovery Channel, TLC and Animal Planet media brands to consumers, advertisers, cable affiliates and promotion partners. She holds a Bachelor of Science in Journalism from Boston University School of Public Communication.

Throughout her career, Ms. Rotenberg developed extensive experience regarding entertainment content creation and distribution, business development, brand management, marketing, digital content, media and strategic planning.  With this experience, she provides our Board of Directors with valuable insights and perspectives regarding entertainment, marketing, brand management and other strategic and operational matters.

Class II Directors — Terms Expiring in 2024

George Carrara, 53, was appointed to our Board of Directors on July 26, 2019.  He is the former President and Chief Operating Officer of Kate Spade & Company, a formerly publicly traded operator of global, multichannel lifestyle brands (“Kate Spade”) (formerly Liz Claiborne Inc. and Fifth & Pacific Companies, Inc.), serving in this role from February 2014 to December 2017 when the company was sold to Coach, Inc. Mr. Carrara oversaw strategy and business development, investor relations, supply chain, e-commerce, finance, global operations and information technology. He served as Chief Financial Officer and Chief Operating Officer of Kate Spade from April 2012 to February 2014. He worked for Tommy Hilfiger North America from 1999 through the sale of the company in 2011 and served in various senior positions, including as Chief Operating Officer from 2006 to 2011; Executive Vice President of U.S. Operations - Wholesale and Retail from 2004 to 2005; Chief Operating Officer and Chief Financial Officer of wholesale operations from 2003 to 2004; and Chief Financial Officer for various wholesale divisions from 1999 to 2003.  Prior to that, Mr. Carrara served as Chief Financial and Operating Officer for Mirage Apparel Group. He began his career in the Entrepreneurial Services & Consumer Product Groups at Price Waterhouse, is a Certified Public Accountant and received a Bachelor of Science Degree in Economics from the Wharton School. Since departing Kate Spade, Mr. Carrara has served in various advisory roles in the retail, fashion and e-commerce sectors.

Throughout his career, Mr. Carrara has obtained extensive operational as well as commercial, financial and accounting expertise and leveraged these skills to manage transformations and create shareholder value. During his tenure as President and Chief Operating Officer of Kate Spade, he gained expertise in store operations, digital, supply chain, investor relations, international expansion, business development and strategic planning. In various senior finance and operations roles prior to that, Mr. Carrara obtained extensive financial planning, treasury, technology, logistics and accounting experience. Mr. Carrara qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. In addition, given his experience with other consumer-focused businesses, Mr. Carrara provides valuable insights and perspectives regarding the financing and operation of the Company’s business.

Sharon John, 58, was appointed to the Board of Directors on June 3, 2013 in connection with her employment as Chief Executive Officer and Chief President Bear of the Company. From January 2010 through May 2013, Ms. John served as President of Stride Rite Children’s Group LLC, a division of Wolverine World Wide, Inc., which designs and markets footwear for children. From 2002 through 2009, she held positions of broadened portfolio and increased responsibility at Hasbro, Inc., a multinational toy and board game company, including as General Manager & Senior Vice President of its U.S. Toy Division from 2006 to 2008 and General Manager & Senior Vice President of its Global Preschool unit from June 2008 through 2009. Ms. John also founded and served as Chief Executive Officer of Checkerboard Toys, served as Vice President, U.S. Toy Division with VTech Industries, Inc., and served in a range of roles at Mattel, Inc. She started her career in advertising, overseeing accounts such as Hershey’s and the Snickers/M&M Mars business. Ms. John serves on the Board of Directors of Jack in the Box Inc., a publicly traded restaurant company. Ms. John holds a Bachelor of Science Degree in Communications from the University of Tennessee at Knoxville and a Master of Business Administration from Columbia University. She is married with three children and resides in St. Louis, Missouri.

In her various executive management positions, Ms. John gained extensive experience in all aspects of retail branding, including children's brands, marketing to moms and kids, and licensing, product development and innovation expertise. With this background, Ms. John provides Build-A-Bear Workshop with highly relevant and valuable insights and perspectives in leading businesses, strategic planning, brand building, marketing, licensing, merchandising, and retail operations.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require Board approval, the Board provides advice and counsel to, and ultimately monitors the performance of, the Company’s senior management. There are three standing committees of the Board of Directors: the Audit Committee, the Compensation and Development Committee, and the Nominating and Corporate Governance Committee. In fulfilling their responsibilities, the Committees report regularly to the Board regarding their activities, review and reassess the adequacy of their charters on an annual basis, and perform annual self-evaluations of their performance.

COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES, BUSINESS CONDUCT POLICY AND CODE OF ETHICS

The Board of Directors has adopted charters for all three of its standing Committees. The Board has also adopted Corporate Governance Guidelines, which set forth the obligations and responsibilities of the Directors with respect to independence, meeting attendance, compensation, re-election, orientation, self-evaluation, and stock ownership. The Board of Directors has also adopted a Business Conduct Policy which applies to all of the Company’s Directors and employees, and a Code of Ethics Applicable to Senior Executives, which applies to the Company’s senior executives, including the principal executive and financial officers, and the controller. Copies of the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives can be found in the Corporate Governance section on the Company’s Investor Relations website at http://ir.buildabear.com (information on our website does not constitute part of this proxy statement). The Company intends to comply with the amendment and waiver disclosure requirements of applicable Form 8-K rules by posting such information on its website. The Company will post any amendments to the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives in the same section of the Company’s website and these documents are also available in print to stockholders and interested parties upon written request delivered to Build-A-Bear Workshop, Inc., 415 South 18th Street, St. Louis, MO 63103. Each of our Directors, executive officers, Bearquarters associates, and store management signs our Business Conduct Policy on an annual basis to ensure compliance. In addition, each of our executives signs our Code of Ethics Applicable to Senior Executives each year to ensure compliance.

Board Leadership Structure

The Board has separated the role of Chairman from the role of Chief Executive Officer in recognition of the current demands of the two roles. While the Non-Executive Chairman organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management, the Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company. The Non-Executive Chairman creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board; provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company. In carrying out his responsibilities, the Non-Executive Chairman preserves the distinction between management and Board oversight by (i) ensuring that management develop corporate strategy and risk management practices, and (ii) focusing the Board to review and express its judgments on such developments.

The Board believes this structure provides an efficient and effective leadership model for the Company. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	A strong, independent, clearly defined Non-Executive Chairman role;
•	Executive sessions of the independent Directors before or after every regular Board meeting; and
•	Annual performance evaluations of the Chief Executive Officer by the independent Directors.

The responsibilities of the Non-Executive Chairman include: (i) collaborating with the Board and the Chief Executive Officer to determine Board meeting agendas; (ii) presiding at all meetings of the Board, including executive sessions of the independent Directors; (iii) facilitating communication with independent Directors, including strategy updates; (iv) serving as principal liaison between the independent Directors, the Chief Executive Officer, and the Company’s management; (v) collaborating with the Board on Chief Executive Officer succession planning; (vi) collaborating with the Board regarding the retention of outside advisors and consultants who report directly to the Board when necessary; and (vii) if requested by stockholders, ensuring that he or she is available, when appropriate, for consultation and direct communication. The Non-Executive Chairman collaborates with the Board and the Chief Executive Officer to set strategic goals for the Company and develop plans to implement those goals.

Stockholders or interested parties can contact the Non-Executive Chairman, Craig Leavitt, in writing c/o Build-A-Bear Workshop, Inc., 415 South 18th Street, St. Louis, MO 63103.

Meeting Attendance

The Board of Directors met seven times in fiscal 2021 for regular and special meetings. All Directors attended 100% of the aggregate number of meetings of the Board and committees on which they served. While the Company does not have a formal policy requiring members of the Board to attend the Annual Meeting, the Company encourages all Directors to attend. All of our Directors who were serving on our Board at the time attended our 2021 Annual Meeting. All Directors plan to attend the 2022 Annual Meeting.

The members, primary functions and number of meetings held for each of the Committees are described below.

Audit Committee

The members of the Audit Committee are George Carrara (Chair), Robert Dixon, Narayan Iyengar, and Craig Leavitt.

The Audit Committee reviews the independence, qualifications and performance of our independent auditors, and is responsible for recommending the initial or continued retention of, or a change in, our independent auditors and setting compensation of the independent auditors. The Committee reviews and discusses with our management and independent auditors our financial statements and our annual and quarterly reports, as well as the quality and effectiveness of our internal control procedures, critical accounting policies, implementation of new accounting standards, and significant regulatory or accounting initiatives.

The Committee discusses with management earnings press releases, the Company’s use and policies relating to non-GAAP measures and required disclosures, the Company’s major financial risk exposures, and cybersecurity risks. Furthermore, the Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters. The Committee approves the audit plan and staffing, duties and performance of the internal audit function. Periodically throughout each year, the Committee meets separately in executive session with management, the independent accountants, and the Company’s internal auditors to discuss any matters that the Committee or any of these groups believe should be discussed privately.

The Audit Committee held eight meetings in fiscal 2021.

Compensation and Development Committee

The members of the Compensation and Development Committee are George Carrara, Maxine Clark, Narayan Iyengar, Craig Leavitt (Chair), and Lesli Rotenberg.

The Compensation and Development Committee is responsible for evaluating and approving the Company’s overall compensation philosophy and policies and consults with management regarding the Company’s executive compensation program. The Committee makes recommendations to the Board of Directors regarding compensation arrangements for our executive officers, including annual salary, bonus and long-term incentive awards, and is responsible for reviewing and making recommendations to the Board regarding the compensation of the Company’s Directors. As part of its duties, the Committee oversees and administrates the Company’s employee benefit and incentive compensation plans and programs, including the establishment of certain applicable performance criteria and assessment of risks associated with those plans and programs. The Committee also reviews and assesses the adequacy of the Company’s stock ownership and retention guidelines for senior executives.

The Committee reviews the company’s employee diversity and inclusion policies, programs and initiatives and its human resources strategies and initiatives. In 2011, we hired a Director of Diversity and Inclusion who now serves as our Vice President of Human Resources.  Her role includes developing corporate policies and frameworks designed to attract, retain and engage a team with diverse backgrounds, skills, and perspectives and she engages with a Diversity Council to receive associate viewpoints from multiple perspectives. The Committee regularly engages with the Vice President of Human Resources to monitor and assess our progress, and the Committee in turn reports to the Board. We believe that this system of Committee engagement and Board oversight is critical to our commitment to provide a safe, inclusive, and diverse work environment for our employees.

For additional information on the Committee’s processes, please see the “Executive Compensation” section of this proxy statement.

The Compensation and Development Committee held seven meetings in fiscal 2021.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Maxine Clark, Robert Dixon (Chair), Craig Leavitt, and Lesli Rotenberg.

The Nominating and Corporate Governance Committee assesses the skills and experience that would benefit the Board in light of the Company’s current and expected business needs and establishes criteria for membership of the Company’s Board of Directors and its committees and selects and nominates candidates for election or re-election as Directors at the Company’s Annual Meeting. Additionally, the Committee determines the composition, nature and duties of the Board committees and oversees the Board and committee self-evaluation processes.

The Committee is also responsible for reviewing and making recommendations to the Board regarding the Company’s Corporate Governance Guidelines, whistleblower policy and ethics codes. The Committee oversees and advises the Board regarding management of the Company’s strategy, initiatives, risks, opportunities and reporting on material environmental, social and governance (“ESG”) matters.

The Nominating and Corporate Governance Committee held eight meetings in fiscal 2021.

Risk Oversight by the Board

It is management’s responsibility to assess and manage the various risks the Company faces. It is the Board’s responsibility to oversee management in this effort. In exercising its oversight, the Board has allocated some areas of focus to its committees and has retained areas of focus for itself, as more fully described below.

Management generally views the risks the Company faces as falling into the following categories: strategic, operational, financial, and compliance. The Board as a whole has oversight responsibility for the Company’s strategic and operational risks. Throughout the year, the Chief Executive Officer and other members of senior management discuss these risks with the Board during reviews that focus on a particular function.

The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy). Oversight responsibility for compliance risk is shared among the Board committees. For example, the Audit Committee oversees compliance with finance and accounting laws and policies; the Compensation and Development Committee oversees compliance with the Company’s executive compensation plans and related laws and policies; and the Nominating and Corporate Governance Committee oversees compliance with governance-related laws and policies, including the Company’s Corporate Governance Guidelines and ethics codes. In addition, the Audit Committee receives regular briefings from our Chief Financial Officer and our Chief Information Officer on cybersecurity risks and cyber risk oversight. During these meetings, the Audit Committee and management discuss these risks, risk management activities and efforts, best practices, lessons learned from incidents at other companies, the effectiveness of our security measures, and other related matters.

ESG

We recognize the importance for our stakeholders to know and understand not just our business purpose and results, but also, how we achieve them and the impact our business has on our community and the world around us. Our Board’s primary duty of overseeing our corporate strategy includes the Board’s responsibility to monitor and advise on how environmental, social and governance issues may impact our day-to-day operations and long-term performance. The Board’s Compensation and Development Committee works directly with our Vice President of Human Resources to monitor and assess our progress on providing a safe, inclusive, and diverse work environment, and the Board’s Nominating and Corporate Governance Committee regularly engages our Chief Administrative Officer and General Counsel on reviewing and managing our ESG strategies, opportunities and risks. Both committees report and make recommendations directly to the Board.

Build-A-Bear Workshop has a long-established commitment to diversity and inclusion as critical to our business performance, having hired a Director of Diversity and Inclusion in 2011. Our company has been woman-led since inception, and our seven Directors include three women, two people of color, and one member who openly identifies as LGBTQ+.

We also recognize that this is an ongoing journey, and our approach to incorporating ESG initiatives into our workplace is evolving. We have begun formalizing this process with the creation of a sustainability working group comprised of internal stakeholders and external advisors, and we are currently working through a comprehensive ESG diagnostic to determine our most material ESG factors. This analysis will utilize the Value Reporting Initiatives’ SASB Standards, the United Nations Sustainable Development Goals, and the Taskforce on Climate-related Financial Disclosures frameworks and will culminate in the production of our inaugural ESG report. We are fully committed to building on our progress over time and strengthening our ESG practices to align with our core values and business strategies.

BOARD MEMBER INDEPENDENCE AND COMMITTEE MEMBER QUALIFICATIONS

The Board of Directors annually determines the independence of Directors based upon a review conducted by the Nominating and Corporate Governance Committee and the Board of Directors. No Director is considered independent unless he or she has no material relationship with the Company, either directly or as a partner, stockholder, family member, or officer of an organization that has a material relationship with the Company. All Directors identified as independent in this proxy statement meet the categorical standards adopted by the Board of Directors to assist it in making determinations of Director independence. On an annual basis, each Director and Named Executive Officer is obligated to complete a Director and Officer Questionnaire. Additionally, our Directors are expected to disclose any matters that may arise during the course of the year which have the potential to impair independence.

The Board has determined that, in its judgment as of the date of this proxy statement, each of the non-management Board members (including all members of the Audit, Nominating and Corporate Governance, and Compensation and Development Committees) are independent Directors, as defined by our Corporate Governance Guidelines and Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. Accordingly, Maxine Clark, George Carrara, Robert Dixon, Narayan Iyengar, Craig Leavitt, and Lesli Rotenberg are all independent Directors, as defined by our Corporate Governance Guidelines and Section 303A of the NYSE Listed Company Manual. In making these determinations, the Board of Directors has reviewed all transactions and relationships between each Director (or any member of his or her immediate family) and the Company, including transactions and relationships described in the Directors’ responses to Director and Officer Questionnaires regarding employment, business, family, consulting, accounting, charitable and other relationships with the Company and its management, as well as those disclosed pursuant to Item 404(a) of Regulation S-K as described in “Related Party Transactions” in this proxy statement, if any. As a result of this review, the Board concluded, as to each non-management Director, that no relationship exists which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

In determining Ms. Clark’s independence and in addition to the evaluation noted above, the Board considered Ms. Clark’s past employment as Chief Executive Bear of the Company and concluded that because nearly nine years have passed since her retirement from this position and the Company has experienced significant executive turnover from that time, she is independent under both the Company’s Corporate Guidelines and applicable NYSE standards.

In addition, the Board also determined that each member of the Audit Committee (George Carrara, Robert Dixon, Narayan Iyengar and Craig Leavitt) is independent under the heightened Audit Committee independence requirements included in Section 303A of the NYSE Listed Company Manual and the SEC rules. Moreover, each member of the Audit Committee is financially literate, and at least one such member (George Carrara) has accounting or related financial management expertise as required in Section 303A of the NYSE Listed Company Manual. Furthermore, the Board determined that George Carrara qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. Finally, each member of the Compensation and Development Committee (George Carrara, Maxine Clark, Narayan Iyengar, Craig Leavitt and Lesli Rotenberg) is independent under the heightened Compensation Committee independence requirements included in Section 303A of the NYSE Listed Company Manual and is a “non-employee director” pursuant to SEC Rule 16b-3.

RELATED PARTY TRANSACTIONS

In addition to annually reviewing the independence of our Directors, the Company also maintains strict policies and procedures for ensuring that our Directors, executive officers and employees maintain high ethical standards and avoid conflicts of interest. Our Business Conduct Policy prohibits any direct or indirect conflicts of interest and requires any transactions which may constitute a potential conflict of interest to be reported to the Nominating and Corporate Governance Committee. Our Code of Ethics applicable to Senior Executives requires our leadership to act with honesty and integrity, and to disclose to the Nominating and Corporate Governance Committee any material transaction that reasonably could be expected to give rise to actual or apparent conflicts of interest.

Our Nominating and Corporate Governance Committee has established written procedures for the review and pre-approval of all transactions between us and any related parties, including our Directors, executive officers, nominees for Director or executive officer, 25% stockholders and immediate family members of any of the foregoing. Specifically, pursuant to our Business Conduct Policy and Code of Ethics, any Director or executive officer intending to enter into a transaction with the Company must provide the Nominating and Corporate Governance Committee with all relevant details of the transaction. The transaction will then be evaluated by the Nominating and Corporate Governance Committee to determine if the transaction is in our best interests and whether, in the Committee’s judgment, the terms of such transaction are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party. In order to meet these standards, the Nominating and Corporate Governance Committee may conduct a competitive bidding process, secure independent consulting advice, engage in its own fact-finding, or pursue such other investigation and fact-finding initiatives as may be necessary and appropriate in the Committee’s judgment.

BOARD OF DIRECTORS COMPENSATION

The table below discloses compensation information of members of the Company’s Board of Directors for serving as members of the Company’s Board for the fiscal year ended January 29, 2022. As a member of management, Sharon John, the Company’s President and Chief Executive Officer, did not receive compensation for her services as Director in fiscal 2021.

	Fees
	Earned or	Stock	All Other
	Paid in	Awards	Compensation
Name:	Cash($)(1)	($)(2)	($)	Total ($)
Craig Leavitt	$86,250	$94,994	$-	$181,244
George Carrara	68,500	79,995	-	148,495
Robert L. Dixon, Jr.	60,000	79,995	-	139,995
Maxine Clark	50,000	79,995	-	129,995
Narayan Iyengar(3)	8,379	42,090	-	50,469
Lesli Rotenberg(3)	8,379	42,090	-	50,469

(1)

Amount shown reflects annual Board, committee Chair and Non-Executive Chairman annual cash retainers. See the “Director Compensation Policies” section below for an explanation of the annual cash retainers.

(2)

The amounts appearing in the Stock Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards granted in fiscal 2021, each of which vests in full on June 10, 2022 except for forfeited awards. Under the Company's director compensation policies, Ms. Clark and Messrs. Carrara, Dixon and Leavitt received annual grants of restricted stock on the date of the Company's annual meeting for service during the following year. In June 2021, Mr. Leavitt received a grant of 5,491 shares of the Company’s common stock with a grant date fair value of $94,994 and Ms. Clark and Messrs. Carrara and Dixon each received a grant of 4,624 shares of the Company’s common stock with a grant date fair value of $79,995. On November 30, 2021, upon their appointment to the Board of Directors, Mr. Iyengar and Ms. Rotenberg both received a grant of 2,473 shares of the Company’s common stock with a grant date fair value of $42,090. These amounts represent the aggregate number of restricted shares outstanding as of the end of fiscal 2021, January 29, 2022, for each Director serving at that time. See Note 12 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended January 29, 2022 for a discussion of the assumptions used in the valuation of awards.

(3)	Mr. Iyengar and Ms. Rotenberg were appointed to the Board of Directors effective November 30, 2021.

Director Compensation Policies

The Compensation and Development Committee reviews Board compensation annually based on information provided by the Committee’s independent compensation consultant Meridian Compensation Partners, LLC (“Meridian”). Currently, the Board compensation program provides for an annual cash retainer for Board membership, an annual restricted stock award and additional annual cash retainers for committee Chairs. The Non-Executive Chairman receives an additional annual cash retainer and restricted stock award for his service. Board members do not receive additional fees or compensation for attending meetings or for serving on Board committees. Meridian reviewed the Company’s independent director compensation program compared to the programs of the peer group discussed in the “Executive Compensation Summary” section of this proxy statement. Based on Meridian’s conclusion that the Company’s independent director compensation was slightly below the 50th percentile relative to the peer group, the annual Board and committee cash retainers and the value of the annual Board restricted stock award, as well as the Non-Executive Chairman’s annual cash retainer and restricted stock award, were left unchanged for fiscal 2021 and remain at levels that have been in effect since fiscal 2016. These amounts are reflected in the table below.

Compensation Element	Amount ($)
Board Cash Retainer	$50,000
Restricted Stock Award Value(1)	80,000
Audit Committee Chair Cash Retainer	18,500
Compensation and Development Committee Chair Cash Retainer	11,250
Nominating and Corporate Governance Committee Chair Cash Retainer	10,000
Additional Non-Executive Chairman Cash Retainer	25,000
Additional Non-Executive Chairman Restricted Stock Award Value(1)	15,000

(1)

The number of shares of restricted stock awarded is determined on the grant date and is prorated in the case of a Director who joins the Board during the year. Grants are made on the date of each Annual Meeting of stockholders and vest one year later, subject to continued service on the Board. Recipients have the right to vote and receive dividends as to all unvested shares.

Prior to November 2020, our Corporate Governance Guidelines required non-management Directors to own shares of the Company’s common stock having a value equal to three times the annual cash retainer for Board membership. In November 2020, the Board amended the Corporate Governance Guidelines to increase the stock ownership guidelines and require non-management Directors to own shares of the Company’s common stock having a value equal to four times the annual cash retainer for Board membership. In November 2021, the Board again amended the Corporate Governance Guidelines to increase the stock ownership guidelines so that now non-management Directors are required own shares of the Company’s common stock having a value equal to five times the annual cash retainer for Board membership. See “Executive Compensation—Stock Ownership Guidelines” for additional information. Under our Corporate Governance Guidelines, no Director may stand for election or re-election after reaching the age of 73.

We reimburse our Directors for reasonable out-of-pocket expenses incurred in connection with attendance and participation in Board and committee meetings. We also reimburse our Directors for expenses incurred in the attendance of director continuing education conferences.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION SUMMARY

The following provides compensation information pursuant to the scaled disclosure rules applicable to “smaller reporting companies” under SEC rules and may contain statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview of Compensation Program

The following section describes our overall compensation philosophy and the primary components of our executive compensation program for the following Named Executive Officers (“NEOs”) for fiscal 2021:

•	Sharon John – President and Chief Executive Officer
•	Jennifer Kretchmar – Chief Digital and Merchandising Officer
•	J. Christopher Hurt – Chief Operations and Experience Officer

The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Compensation and Development Committee of the Board (the “Committee”).

We believe that achievement of these compensation program objectives enhances long-term stockholder value. When designing compensation packages to reflect these objectives, the Committee is guided by the following four principles:

•

Alignment with stockholder interests: Compensation should be tied, in part, to our stock performance through the granting of equity awards to align the interests of executive officers with those of our stockholders.

•	Recognition for business performance: Compensation should correlate in large part with our overall financial results so that the Company pays for performance.
•	Accountability for individual performance: Compensation should partially depend on the individual executive’s performance, in order to motivate and acknowledge the key contributors to our success.
•	Competition: Compensation should generally reflect the competitive marketplace and be consistent with that of other well-managed companies in our peer group and the broader retail industry sector.

In implementing this compensation philosophy, the Committee takes into account the compensation amounts from the previous years for each of the NEOs and internal compensation equity among the NEOs, considering factors such as scope of responsibility and performance. Historically, the Committee has strived to structure compensation packages so that total target compensation, including performance-based compensation, will be near the median of the Company’s peer group. Because a significant weighting of total target compensation is on variable pay, realized compensation will vary significantly depending on whether or not the Company meets its financial targets.

2021 Compensation Determination Process

Each year the Committee engages in a review of our executive compensation with the goal of ensuring the appropriate combination of fixed and variable compensation linked to individual and corporate performance.

Role of the Committee and Board of Directors

The Committee charter provides the Committee with the option of either determining the Chief Executive Officer’s compensation or recommending such compensation to the Board for determination. The Committee has historically chosen to consult with the full Board of Directors, other than the Chief Executive Officer, on the Chief Executive Officer’s compensation, because the Committee believes that the Chief Executive’s performance and compensation are so critical to the success of the Company that Board involvement in such matters is appropriate. The Committee also determines the compensation and review process for all executive officers other than the Chief Executive. Because the Committee charter specifically delegates this responsibility to the Committee, it only involves the full Board in an advisory capacity with respect to the compensation decision-making process for the other NEOs.

Role of Committee Consultants

For 2021, the Committee retained Meridian as its independent consultant on executive and Director compensation. Meridian’s engagement is to act as the Committee’s independent advisor on executive and Director compensation and in this role, Meridian assisted the Committee in the determination of the peer group, the compensation benchmarking process, and the review and establishment of compensation policies and programs for NEOs.

The Committee did not direct Meridian to perform its services in any particular manner or under any particular method, and all decisions with respect to the NEOs’ compensation are made by the Committee. The Committee has the final authority to retain and terminate the compensation consultant and evaluates the consultant annually. The Company has no relationship with Meridian (other than the relationship undertaken by the Committee) and, after consideration of NYSE listing standards pertaining to the independence of compensation consultants, the Committee determined that Meridian is independent. Meridian does not provide any additional services to the Company.

Role of Management

Also, in the course of its review, the Committee considered the advice and input of the Company’s management. Specifically, the Committee leverages the Company’s management, human resources department and legal department to assist the Committee in the timely and cost-effective fulfillment of its duties. The Committee solicits input from the Chief Executive Officer and human resources department regarding compensation policies and levels. The legal department assists the Committee in the documentation of compensation decisions. In addition, the Build-A-Bear Workshop, Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”) provides that the Chief Executive Officer and Chief Financial Officer have the limited authority to grant equity awards to Company employees other than executive officers. The Committee does not permit members of the Company’s management to materially participate in the determination of their particular compensation, nor does the Committee permit members of management, including the Chief Executive Officer, to be present for those portions of Committee meetings during which the particular member of the management team’s performance and compensation are reviewed and determined.

Stockholder Engagement and Response to Stockholder Advisory Vote on Executive Compensation

At the 2021 Annual Meeting, approximately 87 percent of the total votes cast, excluding abstentions, were voted in favor of the Company's say-on-pay proposal. Including abstentions, 67 percent of the shares represented in person or by proxy at the 2021 Annual Meeting were voted in favor of the say-on-pay proposal. After considering these results, the Committee determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any specific changes to the Company’s executive compensation program in response to the 2021 say-on-pay vote. The Company’s independent Non-Executive Chairman continued to have discussions with stockholders to better understand their views on a wide variety of matters including the Company’s strategic priorities, corporate governance, executive compensation programs, say-on-pay vote results, and our executive compensation disclosure. Over the past few years, the Committee and management have found these discussions to be very helpful in their ongoing evaluation of the Company’s executive compensation programs and intend to continue to obtain this feedback in the future.

Overview of Key 2021 Compensation Decisions and Results

For 2021, our NEOs’ annual total direct compensation consisted of a mix of base salary, annual cash bonuses, and long-term incentive awards consisting of performance-based restricted stock, time-based restricted stock, and performance-based cash.

In April 2021, the Committee approved adjustments to our NEOs’ compensation programs as highlighted below:

•	Increased base salaries of the NEOs by 3%.
•

Approved the Company’s 2021 Bonus Plan, including consolidated earnings before interest and taxes (“EBIT”) goals, strategic and operational goals (“Transformation Objectives”), and target bonus levels for NEOs. The Company achieved EBIT of $50.7 million in fiscal 2021 (compared to a loss before interest and taxes of ($20.2) million in fiscal 2020) and, therefore, NEOs earned bonuses under the plan of 200% of target. While the Company also made significant progress on the Transformation Objectives, the payout was not increased above the 2021 Bonus Plan maximum payout of 200% of target.

•

The Committee approved a grant of annual long-term incentive awards consisting of three-year performance-based awards and time-based restricted stock for NEOs. The awards for the Chief Executive Officer were split between performance-based restricted stock (35% weighting), performance-based cash (35% weighting), and time-based restricted stock (30% weighting). The awards for the other NEOs were split evenly between performance-based cash and time-based restricted stock. Performance metrics for the long-term incentive awards were pre-established profitability (75% weighting) and revenue (25% weighting) targets for the 2021-2023 performance period.

•	For our CEO, 59% of her total target compensation was performance-based compensation in the form of target bonus, performance-based restricted stock, and performance-based cash.

In addition to the key decisions approved by the Committee for 2021, the Company’s executive compensation program continues to feature the following best practices:

✓	Stock ownership guidelines for executives and Directors;
✓

Incentive compensation recoupment, or “clawback”, provisions applicable to performance-based awards (in the case of a restatement impacting financial incentives, amounts paid under the bonus plan and long-term performance-based awards could be recoverable);

✓	Payout caps on short- and long-term incentives;
✓	Insider trading policy, including anti-pledging and anti-hedging provisions for executives and Directors;
✓	No tax gross-up provisions on any compensation or severance events;
✓	No cash severance above 2x base salary plus target bonus;
✓	No executive perquisite benefits, beyond Company-paid long-term disability insurance; and
✓	Use of an independent compensation consultant by the Committee.

In 2021, the Company reported its highest total revenues in more than a decade and record-breaking profitability despite significant losses in fiscal 2020 that were largely tied to the negative impact of COVID-19 on the retail industry overall and our 2020 financial results. The significant positive swing in results from 2020 to 2021 were due in part to the lessening of COVID-19 restrictions and positive economic trends, but were also driven by the execution of multi-year strategic and customer connection initiatives. As a result, the NEOs earned 2021 Bonus Plan awards at 200% of target and 2019-2021 long-term incentive program awards at 93% of target.

Compensation Risk Assessment

During fiscal 2021, the Company undertook a comprehensive review of its material compensation plans and programs for all employees. In conducting this assessment, the Company inventoried its material plans and programs and presented a summary of its findings to the Compensation and Development Committee, which determined that none of its compensation plans and programs is reasonably likely to have a material adverse effect on the Company or promote undue risk taking.

Compensation Market Data and Benchmarking

In September 2020, the Committee’s compensation consultant reviewed the Company’s compensation peer group and developed recommendations for changes for the February 2021 market study. The peer group review considered the following characteristics:

•	industry;
•	revenues;
•	net income;
•	market value;
•	number of employees; and
•	number of stores.

As a result of the review, the Committee approved the use of the following 12 peer companies for the February 2021 market study:

Citi Trends Inc.	Shoe Carnival Inc.	Vera Bradley Inc.
Duluth Holdings Inc.	Sportsman’s Warehouse, Inc.	Vince Holding Corp.
Francesca’s Holdings Corp.	Tilly’s, Inc.	Weyco Group, Inc.
Kirkland’s, Inc.	Trans World Entertainment Corporation	Zumiez Inc.

Meridian recommended, and the Committee approved, the removal of Destination Maternity Corporation (due to acquisition) and Destination XL Group, Inc. (due to financial challenges) from the 2021 peer group.

The Company competes with much larger companies for executive talent, but the Committee believes that the 2021 peer group is appropriate in most instances for compensation benchmarking purposes. In addition to the peer group information, Meridian also summarized market data for the Company’s ISS peer group and provided size-adjusted, retail survey market data from Equilar, Inc.

In February 2021, the Committee reviewed a report from Meridian comparing each element of total direct compensation for the Company’s NEOs against market data. The Committee observed that total target direct compensation levels for 2020 were within a reasonable range of the market 50th percentile for our executive team. In addition, the Committee noted that the NEOs’ total compensation was more heavily weighted to long-term incentives than the peer group.  Furthermore, 70% of the CEO’s target long-term incentive compensation (50% for the other NEOs) is performance-based, subject to the achievement of challenging pre-established performance goals. While market data is an important measuring tool, it is only one of four principal considerations under the Company’s compensation philosophy outlined above.

2021 Bonus Plan

The Committee approved a cash bonus plan in 2021 (the “2021 Bonus Plan”) for the NEOs, granting potential cash bonuses only if the Company achieved certain financial performance levels and strategic and operating goals. Thus, consistent with all four elements of its compensation philosophy, the Committee aligned the NEOs’ 2021 cash bonuses completely with the interests of our stockholders.

On April 13, 2021, the Committee established the fiscal 2021 performance objectives for the range of bonuses to be paid to the Company’s NEOs and the target bonus awards expressed as a percentage of eligible base salary (“Base Bonus Payout”). The 2021 base bonus calculation for each NEO was determined by multiplying the Base Bonus Payout by the officer’s eligible base salary according to the following schedule (“Base Bonus Calculation”):

Name	Base Bonus Payout
Sharon John	100%
Jennifer Kretchmar	50%
J. Christopher Hurt	50%

The Committee established specific targets related to profitability. If the Company achieved at least the threshold EBIT, NEOs would earn between 1% and 200% (the “Percentage of Base Bonus Calculation”) of the Base Bonus Calculation. If the Company achieved at least a specified EBIT and certain Transformation Objectives are also attained, the Percentage of Base Bonus Calculation will be increased by up to an additional 25%; provided, however, that the total amount earned could not have exceeded 200% of an NEO’s Base Bonus Calculation. Consolidated EBIT results that fell between any of the achievement levels set forth in the Cash Bonus Program would have been interpolated between the applicable achievement levels, in the sole discretion of the Committee. This discretion included the ability to increase or reduce the otherwise applicable Percentage of Base Bonus Calculation for each achievement level.

The cash bonus, if any, to be paid to each respective NEO was calculated based on the EBIT goals set forth in the table below.

Achievement Level	2021 Consolidated EBIT	Percentage of Base Bonus Calculation
Threshold	$1,000,000	1%
Target	5,000,000	75%
Maximum	12,000,000	200%

In April 2022, the Committee determined that the Company achieved consolidated EBIT of $50.7 million in fiscal 2021 (compared to a loss before interest and taxes of ($20.2) million in fiscal 2020) and, therefore, the NEOs earned 200% of their Base Bonus Payout under the 2021 Bonus Plan, as reflected in the Summary Compensation Table. While the Company also made significant progress on the strategic and operational Transformation Objectives, the payout was not increased above the maximum payout under the 2021 Bonus Plan of 200% of target.

2021 Long-Term Incentive Program

The objective of the Company’s long-term incentive program is to provide a long-term retention incentive for the NEOs and to align their interests directly with those of our stockholders by way of stock ownership and payouts based on the Company’s financial performance.

In February and March 2021, the Committee reviewed a report of updated market data and industry compensation trends developed by its independent compensation consultant. The Committee also reviewed the Company’s recent financial and share price performance and the availability of shares to grant under our 2020 Plan.

In April 2021, the Committee approved a grant of annual long-term incentive awards consisting of three-year performance-based awards and time-based restricted stock for NEOs. The awards for the Chief Executive Officer were split between performance-based restricted stock (35% weighting), performance-based cash (35% weighting), and time-based restricted stock (30% weighting). The awards for the other NEOs were split evenly between performance-based cash and time-based restricted stock. Performance-based cash awards were used again in 2021 in order to mitigate share dilution. The performance-based awards will be earned if pre-established profitability and revenue goals are attained in fiscal 2021-2023. The design and mix were structured to maintain a strong emphasis on performance and to align with peer practices.

In April 2021, the Committee approved the following 2021 long-term incentive awards to the NEOs:

Name	Number of Shares of Time- Based Restricted Stock	Target Number of Shares of Three-Year Performance- Based Restricted Stock	Target Payout Amount of Three-Year Performance- Based Cash
Sharon John	45,510	53,095	$437,500
Jennifer Kretchmar	18,204	─	$150,000
J. Christopher Hurt	18,204	─	$150,000

The target number of shares of three-year performance-based restricted stock awarded to the Chief Executive Officer was derived by dividing 35% of her LTI Market Value by the closing sale price of the Company’s common stock on the New York Stock Exchange on April 13, 2021 and rounding the resulting number to the closest whole number. The number of three-year performance-based restricted stock shares, if any, that will be earned by the Chief Executive Officer will be calculated by multiplying the Target Number of Shares of Three-Year Performance-Based Restricted Stock noted in the table above by the Total Earned Percentage (defined below) based on the Company’s achievement of profitability and revenue goals for fiscal 2021, fiscal 2022 and fiscal 2023. The three-year performance-based restricted stock that is earned, if any, will vest on April 30, 2024.

The target payout amount under the three-year performance-based cash program for the Chief Executive Officer is 35% of her LTI Market Value and for each other NEO is 50% of such NEO’s LTI Market Value. The cash award that will be earned, if any, by each NEO will be calculated by multiplying the Target Payout Amount of Three-Year Performance-Based Cash set forth in the table above by the Total Earned Percentage (defined below) based on the Company’s achievement of profitability and revenue goals for fiscal 2021, fiscal 2022 and fiscal 2023. The cash award that will be earned, if any, by each NEO will be paid no later than May 15, 2024.

The Committee established specific profitability and revenue objectives for fiscal 2021, 2022 and 2023 and assigned a weighting to each objective. Profitability will be measured by the Company’s achievement of established cumulative consolidated earnings before interest, taxes and depreciation and amortization (“EBITDA”) goals. Revenue will be measured by the Company’s achievement of revenue growth, by meeting established compound annual growth rate targets for total web demand sales or cumulative total revenue objectives. The Total Earned Percentage (“Total Earned Percentage”) of the performance-based stock and cash awards will, in each case, be determined by adding the percent of target number of shares or target payout amount earned, respectively, for each performance objective based on the Company’s achievement level of each performance objective over the three-year period multiplied by the weighting assigned to each objective.

For the three-year performance period, the financial profitability objective will be weighted 75% and the revenue objective will be weighted 25%. Consolidated financial results that fall between any of the established achievement levels will be interpolated between the applicable achievement levels, in the sole discretion of the Committee. This discretion includes the ability to increase or reduce the otherwise applicable percentage of target number of shares or payout amount earned, as applicable, for each achievement level.

Fiscal 2021-2023 Percentage of Target Number of Performance-Based Restricted Shares/Cash Earned

Achievement Level	Percentage of Base Bonus Calculation
Below Threshold	0%
Threshold	25%
Target	100%
Maximum	200%

The number of shares of time-based restricted stock awarded to each NEO was derived by dividing 30% of the Chief Executive Officer’s LTI Market Value or, for the other NEOs, 50% of his or her LTI Market Value by the closing sale price of the Company’s common stock on the New York Stock Exchange on April 13, 2021 and rounding the resulting number to the closest whole number that is divisible by three. The time-based restricted stock vests as follows: one-third on April 30, 2022, one third on April 30, 2023 and one-third on April 30, 2024.

Payout of Fiscal 2019-2021 Performance-Based Restricted Stock/Cash

In April 2019, the Committee approved the following 2019 long-term incentive awards to the NEOs:

Name	Target Number of Shares of Three-Year Performance- Based Restricted Stock	Target Payout Amount of Three-Year Performance- Based Cash
Sharon John	95,811	─
Jennifer Kretchmar	─	$150,000
J. Christopher Hurt	─	$150,000

The number of 2019 three-year performance-based restricted stock shares that would have been earned by the Chief Executive Officer, if any, was calculated by multiplying the target shares awarded set forth above by the average of the applicable Percentage of Target Number of Three-Year Performance-Based Restricted Stock/Cash Earned Calculation shown in the table below based on the Company’s achievement of consolidated pre-tax income performance goals for fiscal 2019, fiscal 2020 and fiscal 2021. Any shares that are earned vested on April 30, 2022.

Fiscal 2019-2021 Performance-Based Restricted Stock/Cash Payout for the NEOs

Consolidated Pre-Tax Income Achievement Level	Percentage of Target Number of Three-Year Performance- Based Restricted Stock/Cash Earned Calculation
Below Threshold	0%
Threshold	25%
Target	100%
Maximum	200%

In April 2022, the Committee determined that based on the Company’s pre-tax income for fiscal 2019, 2020 and 2021, the NEOs earned 93% of the Target Number/Value of Three-Year Performance Based Restricted Stock/Cash as set forth below:

Fiscal Year	Consolidated Pre-tax Income (Loss) ($ millions)	Percentage of Target Number/Value of Three-Year Performance- Based Restricted Stock/Cash Earned
2019	1.6	78%
2020	$(20.2)	0%
2021	50.7	200%
Average		92.7%

Accordingly, Ms. John earned 88,721 shares of 2019-2021 Three-Year Performance-Based Restricted Stock and Ms. Kretchmar and Mr. Hurt each earned Three-Year Performance-Based Cash of $139,050.

Retirement and Other Post-Termination Benefits

We have entered into employment agreements with our NEOs that provide for a continuation of certain post-employment benefits, to the extent permitted under the applicable employment benefit plan(s). Such benefits plans are the same for all employees (except for the long-term disability insurance for which the Company pays 100% of the premiums for senior level employees, including the NEOs). The Employment Agreements for the NEOs also provide for certain payments to be made to the NEOs if their employment is terminated under certain circumstances, including a change in control of the Company.

Policy on Hedging and Pledging of Common Stock

The Company’s Insider Trading Policy prohibits the Company’s Directors, officers and other employees, and their families, from purchasing any financial instrument that is designed or intended to hedge or offset any change in the market value of the Company’s stock. Specifically, Directors, officers, employees and their family members may not sell Company securities that are not then owned (“short sales”) and may not engage in transactions in publicly traded options of Company securities, such as puts, calls and other derivative securities. In addition, the Company’s Directors, officers and other specified employees are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan.

Stock Ownership Guidelines

For 2021, our Corporate Governance Guidelines were amended to require each non-management Director to own shares of the Company’s common stock having a value equal to four times the annual cash retainer for Board membership within three years of election or appointment to the Board. Prior to 2021, the required ownership was three times the annual cash retainer for Board membership. For 2022, this required ownership was again increased so that it is now five times the annual cash retainer for Board membership. A Director who does not meet the minimum holding requirement may not sell any shares of Company stock until he or she reaches the required holding. Thereafter, a Director may sell shares of Company stock provided his or her stock ownership immediately following such sale meets or exceeds the applicable minimum holding requirement.

The Committee also maintains stock ownership guidelines for executive officers, including the NEOs. The guidelines require executives to maintain a minimum level of stock ownership in Company stock.

The current ownership guidelines for our non-management directors and our executive officers, including the NEOs, are set forth in the table below.

Position	Stock Ownership Requirements
Non-Management Directors	Five times (5X) annual cash Board retainer
Chief Executive Officer	Five times (5X) base salary
All Other Executive Officers, including the NEOs	One time (1X) base salary

The Directors and executive officers have three years from their respective election, appointment or hire dates to reach the applicable minimum holding requirement and, thereafter, may not sell shares if such sale would cause the individual’s holdings to fall below the applicable minimum holding requirement. The withholding of shares to satisfy income tax withholding associated with a stock option exercise or restricted stock vesting or to pay the exercise price in connection with a stock option exercise is not considered a sale of Company stock for the purposes of these guidelines.

During fiscal 2021, each of the Directors and NEOs either met the minimum holding requirement or complied with the no-sale provisions of these guidelines. On an annual basis, the Committee will continue to monitor stock ownership guidelines and levels for the NEOs and the Nominating and Corporate Governance Committee will monitor stock ownership guidelines and levels for the Directors.

2021 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for the fiscal years ended January 20, 2022 and January 30, 2021.

			Stock	Non-Equity Incentive Plan	All Other
Name and Principal		Salary	Awards	Compensation	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)

Sharon John	2021	730,472	812,505	1,470,800	5,543	3,019,320
President and	2020	642,600	955,299	342,720	5,530	1,946,150
Chief Executive Officer

Jennifer Kretchmar	2021	432,396	150,001	574,350	5,232	1,161,953
Chief Merchandising Officer	2020	380,340	234,517	280,903	5,225	900,982

J. Christopher Hurt	2021	427,615	150,001	569,550	5,229	1,152,395
Chief Operations Officer	2020	376,200	233,597	278,695	5,221	893,713

(1)

The amounts appearing in the Stock Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards granted in fiscal 2021 and fiscal 2020. In fiscal 2021 and fiscal 2020, the grants to Ms. John consisted of both time-based restricted stock and performance-based restricted stock and the grants to Ms. Kretchmar and Mr. Hurt consisted solely of time-based restricted stock. Recipients of time-based restricted stock have the right to vote all unvested shares and receive dividends paid with respect to such shares at the when such shares vest. Time-based restricted stock granted in fiscal 2021 vests at the rate of one-third per year over three years, beginning on April 30 of the year following the year of grant. For fiscal 2020, two time-based awards were issued to each NEO. One award was issued with vesting occurring one year from the date of issuance and the other award vests as follows: one-third on October 6, 2021, the first anniversary of the grant date, one-third on April 30, 2022, and one-third on April 30, 2023. With respect to the performance-based restricted stock, Ms. John does not have dividend or voting rights unless and until applicable performance criteria is satisfied and the awards vest. The fiscal 2021 performance-based restricted stock award will be earned based on profitability and revenue performance objectives for fiscal 2021, 2022 and 2023 as discussed in the “Executive Compensation Summary,” and if earned, will vest on April 30, 2024. The reported grant date fair value of all performance-based awards is based on assumed results at the target achievement level per the instructions to Item 402(c) of Regulation S-K. See Note 12 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended January 29, 2022 for a discussion of the assumptions used in the valuation of awards. The grant date fair value of the performance-based restricted stock awards granted in 2021 to Ms. John assuming that the maximum level of performance conditions is achieved is $875,000.

(2)

The amounts appearing in the Non-Equity Incentive Plan Compensation column for 2021 represent the 2021 Bonus Plan payout for each of the NEOs and, for Ms. Kretchmar and Mr. Hurt, amounts earned under the 2019 long-term Three-Year Performance-Based Cash program based on the Company’s achievement of pre-tax income targets as discussed in the “Executive Compensation Summary.”

(3)

“All Other Compensation” includes the Company’s contribution to the 401(k) plan and payment by the Company of long-term disability and life insurance premiums for the benefit of the NEOs. For fiscal 2021, Company contributions to our 401(k) plan were as follows: Ms. John—$4,200; Ms. Kretchmar—$4,200; and Mr. Hurt—$4,200. For fiscal 2021, Company-paid premiums for long-term disability insurance were as follows: Ms. John—$720; Ms. Kretchmar—$720; and Mr. Hurt—$720. For fiscal 2021, Company-paid premiums for life insurance were as follows: Ms. John—$527; Ms. Kretchmar—$312; and Mr. Hurt—$309.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table discloses information regarding outstanding awards issued under the Company’s 2004 Incentive Plan, its 2017 Omnibus Incentive Plan and its 2020 Omnibus Incentive Plan as of the fiscal year ended January 29, 2022.

	Option Awards							Stock Awards
										Equity Incentive		Equity Incentive Plan Awards: Market
								Market		Plan Awards:		or Payout Value of
	Number of		Number of					Value of		Number of		Unearned
	Securities		Securities			Number of		Shares of		Unearned		Shares of
	Underlying Unexercised		Underlying Unexercised	Option		Shares of Stock That		Stock That		Shares That		Stock That
	Options		Options	Exercise	Option	Have Not		Have Not		Have Not		Have Not
	(#)		(#)	Price	Expiration	Vested		Vested		Vested		Vested
Name	Exercisable		Unexercisable	($)	Date	(#)		($)		(#)		($)
Sharon John	27,225	(1)	-	9.43	3/18/2024
	22,029	(1)	-	20.80	3/17/2025
	92,982	(1)	-	13.69	3/7/2026
	29,673	(2)	-	8.85	3/14/2027
						88,721	(3)	1,537,535	(3)
										288,514	(6)	4,999,943	(6)
										106,190	(7)	1,840,273	(7)
						167,375	(4)	2,900,609	(5)
Jennifer Kretchmar	5,826	(1)	-	20.80	3/17/2025
						63,089	(4)	1,093,327	(5)
J. Christopher Hurt	5,922	(1)	-	20.47	3/15/2025
	15,249	(1)	-	13.69	3/7/2026
	7,122	(2)	-	8.85	3/14/2027
						63,089	(4)	1,093,327	(5)

(1)	These stock options vested at the rate of one-third per year over three years from March 15 of the year following the grant year.
(2)	These stock options vested at the rate of one-third per year over three years from March 31 of the year following the grant year.
(3)

The amounts reflect the actual number and payout value of performance-based restricted shares earned based on the achievement of pre-tax income performance goals for 2019, 2020 and 2021. The payout value is based on the closing price of $17.33 for the shares of common stock on January 28, 2022, the last trading day of fiscal 2021. As the Company’s threshold pre-tax income for the three years combined exceeded the threshold but was less than target, 92.7% of the target shares were earned and vested on April 30, 2022 for Ms. John of 88,721 shares. The remaining shares were forfeited.

(4)

The amounts represent the total number of time-based restricted shares that have not vested as of January 29, 2022. Time-based restricted stock granted on April 16, 2019 vests at the rate of one-third per year over three years from the date of grant beginning on April 30, 2020 and vested in full on April 30, 2022. The amounts of unvested time-based restricted stock held under the April 2019 award by our NEOs at January 29, 2022 are as follows: Ms. John—31,937; Ms. Kretchmar—8,913; and Mr. Hurt—8,913.  Time-based restricted stock granted on October 6, 2020 vests as follows: one-third on the first anniversary of the grant date, one-third on April 30, 2022, and one-third on April 30, 2023. The amounts of unvested time-based restricted stock held under the October 2020 awards by our NEOs as of January 29, 2022 are as follows: Ms. John – 89,928; Ms. Kretchmar – 35,972; Mr. Hurt – 35,972. Time-based restricted stock granted on April 13, 2021 vests at the rate of one-third per year over three years from the date of grant beginning on April 30, 2022. The amounts of unvested time-based restricted stock held under the April 2021 award by our NEOs at January 29, 2022 are as follows: Ms. John—45,510; Ms. Kretchmar—18,204; and Mr. Hurt—18,204.

(5)

The amounts represent the aggregate market value of time-based restricted shares that have not vested as of January 29, 2022. The amounts reported are based on the closing price of $17.33 for the shares of common stock on January 28, 2022, the last trading day of fiscal 2021.

(6)

The amounts reflect the number and payout value of unearned performance-based restricted shares based on the assumed achievement of maximum liquidity, profitability and strategic performance objectives for 2020, 2021 and 2022. The payout value is based on the closing price of $17.33 for the shares of common stock on January 28, 2022. If earned, the performance-based shares will vest on April 30, 2023.

(7)

The amounts reflect the number and payout value of unearned performance-based restricted shares based on the assumed achievement of the maximum profitability and revenue performance objectives for 2021, 2022 and 2023 as discussed in the “2021 Long-Term Incentive Program” section of the “Executive Compensation Summary”. The payout value is based on the closing price of $17.33 for the shares of common stock on January 28, 2022. If earned, the performance-based shares will vest on April 30, 2024.

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS

The Company currently has employment agreements with each of our Named Executive Officers and certain other executives. The material terms of the agreements are described below.

Ms. John’s agreement has an initial term of three years from March 7, 2016 and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement) or without cause. Ms. John may terminate the agreement with or without good reason (as defined in the agreement). If we terminate Ms. John’s employment without cause or if Ms. John terminates her employment for good reason, we are obligated to (i) in the case of termination prior to a change in control or following a date which is 24 months after a change in control, continue her base salary for a period of 12 months after her termination; or (ii) in the case of termination during the 24-month period following a change in control, continue her base salary for a period of 24 months and pay her target bonus amount for the fiscal year in which the termination occurs. In any case, we are obligated to pay a lump sum equivalent to 18 months of the Company-paid portion of health, dental and vision coverage. As compensation for her services, Ms. John will receive an annual base salary at a rate not less than $700,000 which rate will be reviewed annually and be commensurate with similarly situated executives in similarly situated firms but will not be decreased at any time during the employment term. If the Company meets or exceeds certain performance objectives determined annually by the Compensation and Development Committee, Ms. John will receive an annual bonus of not less than 100% of her annual base salary, payable in either cash, stock, stock options or a combination thereof. The employment agreement also provides that for the term of the employment agreement and for one year thereafter, subject to specified limited exceptions, Ms. John may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where the Company has established a retail presence. In the event of her termination due to death, disability, or by the Company without cause, or if Ms. John terminates her employment for good reason, Ms. John or her beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks she was employed during the year, subject to achievement of the bonus criteria (if such termination occurs within 24 months after a change of control, Ms. John will be entitled to receive her target bonus for the fiscal year in which the termination occurs prorated based on the number of full weeks she was employed during the year and paid within 30 days of such termination). If any payments under the employment agreement or another arrangement would become subject to the excise tax imposed by Section 4999 of the Code, the payments will be (i) paid in full, or (ii) paid to a lesser extent such that the excise tax would no longer be applicable, whichever amount would result in the greatest amount of payments to Ms. John on an after-tax basis.

The employment agreements with Ms. Kretchmar and Mr. Hurt (the “non-CEO NEOs”) have an initial term of three years from March 7, 2016 and renew from year-to-year thereafter. The agreements may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreements) or without cause. Each of the non-CEO NEOs may terminate his or her agreement with or without good reason (as defined in the agreements). If we terminate a non-CEO NEO’s employment without cause, or if the non-CEO NEO terminates his or her employment for good reason, we are obligated to (i) in the case of termination prior to a change in control or following a date which is 24 months after a change in control, continue his or her base salary for a period of 12 months after his or her termination, or (ii) in the case of termination during the 24-month period following a change in control, continue his or her base salary for a period of 18 months and pay such NEO an amount equal to the NEO’s target bonus prorated for the year of termination. In any case, we are obligated to pay a lump sum equivalent to 18 months of the Company-paid portion of health, dental and vision coverage. As compensation for their services, the non-CEO NEOs will receive an annual base salary at a rate not less than $409,500 in the case of Ms. Kretchmar and $400,000 in the case of Mr. Hurt, in each case which rate will be reviewed annually and be commensurate with similarly situated executives in similarly situated firms but will not be decreased at any time during the employment term. If the Company meets or exceeds certain performance objectives determined annually by the Compensation and Development Committee, each of the non-CEO NEOs will receive an annual bonus of not less than 50% of his or her annual base salary, payable in either cash, stock, stock options or a combination thereof. The employment agreements also provide that for the terms of the employment agreements and for one year thereafter, subject to specified limited exceptions, the non-CEO NEOs may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where the Company has established a retail presence. In the event of his or her termination due to death, disability, or by the Company without cause, or if a non-CEO NEO terminates his or her employment for good reason, the non-CEO NEO or his or her beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks he or she was employed during the year, subject to achievement of the bonus criteria (if such termination occurs within 24 months after a change of control, the non-CEO NEO will be entitled to receive his or her target bonus for the fiscal year in which the termination occurs prorated based on the number of full weeks he or she was employed during the year and paid within 30 days of such termination). If any payments under the employment agreement or another arrangement would become subject to the excise tax imposed by Section 4999 of the Code, the payments will be (i) paid in full, or (ii) paid to a lesser extent such that the excise tax would no longer be applicable, whichever amount would result in the greatest amount of payments to the non-CEO NEO on an after-tax basis.

Potential Payments Upon Termination or Change In Control

Our Named Executive Officers are eligible to receive certain benefits in the event of termination of such officer’s employment, including following a change-in-control. The following table presents potential payments to each of Mses. John and Kretchmar and Mr. Hurt as if his or her employment had been terminated as of January 29, 2022, the last day of fiscal 2021.

The termination benefits provided to our Named Executive Officers upon their voluntary termination of employment or retirement do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, so those benefits are not included in the table below. The amounts presented in the table are in addition to amounts each Named Executive Officer earned or accrued prior to termination, such as the officer’s balances, if any, in our Non-Qualified Deferred Compensation Plan, previously vested options and restricted stock, and accrued vacation.

			Equity With	Continued
	Salary		Accelerated	Perquisites
Name/Circumstance	Continuation	Bonus(1)	Vesting(2)	and Benefits(3)	Total
Sharon John
Death	$-	$1,470,800	$8,085,573	$-	$9,556,373
Disability	-	1,470,800	8,085,573	-	9,556,373
Severance Termination(4)	730,472	1,470,800	-	18,933	2,220,205
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change in Control (5)	1,460,943	1,470,800	8,085,573	18,933	11,036,249
Change in Control (no termination)	-	-	8,085,573	-	8,085,573
Jennifer Kretchmar
Death	-	435,300	1,093,332	-	1,528,632
Disability	-	435,300	1,093,332	-	1,528,632
Severance Termination(4)	432,369	435,300	-	18,933	886,602
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change in Control (5)	648,554	435,300	1,093,332	18,933	2,196,119
Change in Control (no termination)	-	-	1,093,332	-	1,093,332
J. Christopher Hurt(6)
Death	-	430,500	1,093,332	-	1,523,832
Disability	-	430,500	1,093,332	-	1,523,832
Severance Termination(4)	427,615	430,500	-	17,279	875,394
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change in Control (5)	641,423	430,500	1,093,332	17,279	2,182,534
Change in Control (no termination)	-	-	1,093,332	-	1,093,332

(1)

Where indicated, the Named Executive Officer is entitled to a prorated bonus based on the number of full calendar weeks during the applicable fiscal year during which the executive was employed. Amount shown is the actual bonus approved in April 2022 based on the Company’s 2021 performance.

(2)

The amounts appearing in this column represent the aggregate market value of time-based restricted shares and performance-based restricted shares, the vesting of which would have been accelerated, each based on the closing price of $17.33 for the shares of common stock on January 28, 2022, the last trading date of fiscal 2021.

(3)	The Company will pay each Named Executive Officer a lump sum payment equivalent to 18 months of the Company-paid portion of health, dental and vision coverage.
(4)

Severance Termination would occur if the Company terminated the executive without cause or if the executive terminated his or her employment for good reason prior to a change in control or following a date which is 24 months after a change in control, as each term is defined in the applicable employment agreement. Upon a termination in this case, each Named Executive Officer is entitled to salary continuation for 12 months.

(5)

If a Named Executive Officer’s employment is terminated during the 24-month period following a change in control, we are obligated to (i) in the case of Ms. John, continue her base salary for 24 months and pay her target bonus amount for the fiscal year in which the termination occurs, and (ii) in the case of the non-CEO Named Executive Officers, continue his or her base salary for 18 months and pay an amount equal to the Named Executive Officer’s target bonus prorated for the year of termination.

(6)

Mr. Hurt also participates in the Build-A-Bear Workshop, Inc. Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”). The vested balance credited to his notional account under the Nonqualified Plan as of the last day of the fiscal year was $126,252. His vested account balance will be distributed upon his termination of employment or, if elected and earlier, his attainment of age 65 or a designated date. Payment may be accelerated due to Mr. Hurt’s disability or the consummation of a change in control (as defined in the Nonqualified Plan). As elected by Mr. Hurt in accordance with the Nonqualified Plan terms, payment will be made in a single lump sum.

PROPOSAL NO. 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the year ended January 29, 2022. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to act in that capacity for fiscal 2022, which ends on January 28, 2023. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders.

Although the Company is not required to submit this appointment to a vote of the stockholders, the Audit Committee of the Board of Directors continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of Ernst & Young LLP as principal independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain Ernst & Young LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 28, 2023.

Principal Accountant Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years ended January 29, 2022 and January 30, 2021, as well as fees billed for other services rendered by Ernst & Young LLP during those periods:

	Fiscal 2021	Fiscal 2020
Audit Fees(1)	$1,075,850	$771,617
Audit-Related Fees(2)	2,000	2,000
Tax Fees(3)	278,537	121,813
All Other Fees	—	—
Total Fees	$1,356,387	$895,430

(1)

Audit Fees are fees paid for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the Company’s interim consolidated financial statements and statutory audit requirements at certain non-U.S. locations.

(2)	Audit-Related Fees are for access to an accounting and financial reporting standards research tool.
(3)	Tax Fees are fees paid for an international expansion review, transfer pricing studies, compliance services, ongoing tax consultation, state tax controversy, and tax depreciation services.

Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee charter requires the Audit Committee’s pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent registered public accounting firm. In determining whether proposed services are permissible, the Audit Committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the Audit Committee may consult with management, but may not delegate this authority to management. Pursuant to a delegation of authority from the Audit Committee, the Chair of the Audit Committee may pre-approve such audit or permitted non-audit services. If the Chair approves any such services, any such approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting. All of the services performed by Ernst & Young LLP during the 2021 and 2020 fiscal years were pre-approved by the Audit Committee.

PROPOSAL NO. 3. ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers. As described in the “Executive Compensation Summary” section of this proxy statement, the Compensation and Development Committee has designed and implemented executive compensation programs that are intended to align with our stockholders’ interests. The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Compensation and Development Committee. We believe that the information provided in the “Executive Compensation Summary” section of this proxy statement demonstrates that our executive compensation program was designed appropriately to meet these objectives. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in the proxy statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Compensation Summary section, compensation tables and narrative discussion, and other related disclosure.”

While this vote is advisory, and not binding on our Company, it will provide information to our Compensation and Development Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for the remainder of fiscal 2022 and beyond. We currently hold our “Say-on-Pay” vote every year. Stockholders have an opportunity to cast an advisory vote on the frequency of Say-on-Pay votes at least every six years. The next advisory vote on the frequency of the Say-on-Pay vote is expected to occur at the 2023 Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

REPORT OF THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting processes. Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

The Audit Committee submits the following report pursuant to the SEC rules:

•

The Audit Committee has reviewed and discussed with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended January 29, 2022 (the “2021 Financial Statements”).

•

Ernst & Young LLP has advised the management of the Company and the Audit Committee that it has discussed with them all the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

•

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed Ernst & Young LLP’s independence with them, and based on this evaluation and discussion, recommended that Ernst & Young LLP be selected as the independent registered public accounting firm for the Company for fiscal 2022.

•

Based upon the aforementioned review, discussions and representations of Ernst & Young LLP, and the unqualified audit opinion presented by Ernst & Young LLP on the 2021 Financial Statements, the Audit Committee recommended to the Board of Directors that the 2021 Financial Statements be included in the Company’s Annual Report on Form 10-K for the 2021 fiscal year.

Submitted by the Audit Committee of the Board of Directors:

George Carrara, Chairman
Robert L. Dixon, Jr. Narayan Iyengar
Craig Leavitt

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Our Board of Directors has adopted a policy to provide a process for holders of our securities to send written communications to our Board. Any stockholder wishing to send communications to our Board should send the written communication and the following information to our Corporate Secretary, Build-A-Bear Workshop, Inc., 415 South 18th Street, St. Louis, MO 63103:

•	stockholder’s name, number and type of securities owned, length of period held, and proof of ownership;
•	name, age, business and residential address of stockholder; and
•	any individual Director or committee to which the stockholder would like to have the written statement and other information sent.

The Corporate Secretary, or his or her designee, will collect and organize all of such stockholder communications as he or she deems appropriate and, at least once each fiscal quarter, forward these materials to the Non-Executive Chairman, any committee Chair or individual Director. The Corporate Secretary may refuse to forward material which he or she determines in good faith to be scandalous, threatening or otherwise inappropriate for delivery. The Corporate Secretary will also maintain copies of such materials.

SELECTION OF NOMINEES FOR THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board candidates to serve as members of the Board. The Nominating and Corporate Governance Committee has not adopted specific, minimum qualifications that nominees must meet in order for the Nominating and Corporate Governance Committee to recommend them to the Board, but rather, each nominee is individually evaluated based on his or her individual merits, taking into account our needs and the composition of the Board. The Nominating and Corporate Governance Committee seeks independent Directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields.

The Nominating and Corporate Governance Committee has not adopted a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, ethnicity, age, personal experiences, and backgrounds. The Board and the Nominating and Corporate Governance Committee assess the effectiveness of our commitment to Board diversity in connection with the annual nomination process as well as in new director searches. The company's seven Directors include three women, two people of color, and one member who openly identifies as LGBTQ+.

The Nominating and Corporate Governance Committee will consider candidates submitted by a variety of sources including, without limitation, incumbent Directors, stockholders and our management. Periodically, the Company has engaged independent third-party search firms to assist the Company in identifying and evaluating qualified Board candidates.

In all cases, members of the Nominating and Corporate Governance Committee discuss and evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors in detail, and suggest individuals qualified to serve on the Board to explore in more depth. Once a candidate is identified whom the Nominating and Corporate Governance Committee wants to seriously consider and move toward nomination, the Chairman of the Nominating and Corporate Governance Committee, or his or her designee, meets with that nominee to evaluate his or her potential interest in serving on the Board and sets up interviews with the full Nominating and Corporate Governance Committee.

Any stockholder or interested party wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Build-A-Bear Workshop, Inc., 415 South 18th Street, St. Louis, MO 63103:

•	stockholder’s name, number of shares owned, length of period held, and proof of ownership;
•	name, age and address of candidate;
•

a detailed resume describing, among other things, the candidate’s educational background, occupation, employment history, and material outside commitments (for example, memberships on other boards and committees, charitable foundations and the like);

•	a supporting statement which describes the candidate’s reasons for seeking election to the Board and documents his or her ability to serve on the Board;
•	any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of Directors;
•	a description of any arrangements or understandings between the stockholder and the candidate;
•	any other information that would be useful to the Committee in considering the candidate; and
•	a signed statement from the candidate, confirming his or her willingness to serve on the Board.

The Corporate Secretary will promptly forward such materials to the Nominating and Corporate Governance Committee Chair and the Non-Executive Chairman. The Corporate Secretary will also maintain copies of such materials for future reference by the Nominating and Corporate Governance Committee when filling Board positions. The same criteria apply with respect to the Nominating and Corporate Governance Committee’s evaluation of all candidates for membership to the Board. However, separate procedures will apply, as provided in the bylaws, if a stockholder wishes to submit at an Annual Meeting a Director candidate who is not approved by the Nominating and Corporate Governance Committee or the full Board.

STOCKHOLDER PROPOSALS

Our amended and restated bylaws provide that stockholders seeking to bring business before an Annual Meeting of stockholders, or to nominate candidates for election as Directors at an Annual Meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders, or between February 9, 2023 and March 11, 2023, in the case of the 2023 Annual Meeting. However, in the event that no Annual Meeting was held in the previous year or the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder, in order to be timely, must be received no later than the close of business on the 10th day following the date on which notice of the date of the Annual Meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an Annual Meeting of stockholders or from making nominations for Directors at an Annual Meeting of stockholders.

Stockholder proposals intended to be presented at the 2023 Annual Meeting must be received by the Company at its principal executive office no later than December 30, 2022 in order to be eligible for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

OTHER MATTERS

Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.

By Order of the Board of Directors

Eric Fencl
Chief Administrative Officer, General Counsel and Secretary

APRIL 29, 2022

Appendix A: Reconciliation of Non-GAAP Financial Measures

The Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income adjusted to exclude certain costs, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

As discussed in the “Executive Compensation – Executive Compensation Summary – 2021 Bonus Plan” section, the Compensation and Development Committee established Earnings before interest and taxes (EBIT), a non-GAAP financial measure, as the profitability metric for the Company’s 2021 Bonus Plan. The table below presents a reconciliation of our presented fiscal 2021 and 2020 non-GAAP measures to the most directly comparable GAAP measures.

	($ in millions)
Name	Fiscal 2021	Fiscal 2020
Income (loss) before income taxes (pre-tax)	$50.7	$(20.2)
Interest	0	0
Earnings before interest and taxes (EBIT)	$50.7	$(20.2)

A-1

APPENDIX B

DIRECTIONS TO THE COMPANY’S WORLD BEARQUARTERS

415 SOUTH 18TH STREET

ST. LOUIS, MO 63103

The Annual Meeting will be held on the fourth floor of Build-A-Bear Workshop’s World Bearquarters located at 415 South 18th Street, St. Louis, MO 63103.

FROM LAMBERT INTERNATIONAL AIRPORT

Take I-70 east and merge onto I-170 south. Take I-170 south and merge onto I-64 east. Take the Jefferson Avenue exit. Turn left onto Jefferson Avenue, right onto Market Street, right onto South 18th street and right into the Union Station parking lot. The World Bearquarters is on the left.

FROM ILLINOIS

Take I-55 south to I-64 west. Take exit 40A Clark Avenue, turn left on Clark Street, left on South 18th Street, and right into the Union Station parking lot. The World Bearquarters is on the left.

FROM NORTH COUNTY LOCATIONS

Take I-70 east to I-44 west. Take 7th Street exit (Exit 290C) toward Park Avenue. Turn right on 7th Street, left on Chouteau Avenue, right on South 18th Street and left into the Union Station parking lot. The World Bearquarters is on the left.

FROM SOUTH COUNTY LOCATIONS

Take I-270 north to I-64 east. Take the Jefferson Avenue exit. Turn left onto Jefferson Avenue, right onto Market Street, right onto South 18th street and right into the Union Station parking lot. The World Bearquarters is on the left.

FROM WEST COUNTY LOCATIONS

Take I-64/US-40 east. Take the Jefferson Avenue exit. Turn left onto Jefferson Avenue, right onto Market Street, right onto South 18th street and right into the Union Station parking lot. The World Bearquarters is on the left.

B-1

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on June 8, 2022.

Online
Go to **www.envisionreports.com/BBW** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Against	Abstain
01 - Robert L. Dixon, Jr.	☐	☐	☐
02 - Craig Leavitt	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR, AND "FOR" PROPOSALS 2, 3 and 4.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

2 3 D M

03M0MA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The 2022 Proxy Statement and the 2021 Form 10-K are available at:
www.envisionreports.com/BBW

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Build-A-Bear Workshop, Inc.

+

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BUILD-A-BEAR WORKSHOP, INC.

The undersigned hereby appoints President and Chief Executive Officer Sharon Price John, Chief Financial Officer Voin Todorovic and Chief Administrative Officer, General Counsel and Secretary Eric Fencl, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Build-A-Bear Workshop, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on June 9, 2022 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

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